Exhibit 23.6

20 September 2010

SinoTech Energy Limited

3/F, No. 19 Ronghua South Road

Beijing Economic Technological Development Area

Beijing 100176

People’s Republic of China

Attention: Mr. Xin, Guoqiang, CEO

Dear Mr. Xin:

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of American depositary shares of SinoTech Energy Limited (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in sections of the Registration Statement entitled “Prospectus Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Industry” and “Our Business”. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•                  Some information in our database is derived from estimates or subjective judgments;

•                  The information in the database of other oil and gas data collection agencies may differ from the information in our database; and

•                  While we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the sections of the Prospectus entitled “Prospectus Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Industry” and “Our Business”.

By: Steve R. Kopits

/s/ Steve R. Kopits
Managing Director
Douglas-Westwood LLC